EXHIBIT 4.4

     FIRST AMENDMENT TO THE
1999 STOCK INCENTIVE PLAN OF
TARO PHARMACEUTICAL INDUSTRIES LTD.

     THIS FIRST AMENDMENT is made effective May 30, 2002, by TARO PHARMACEUTICAL INDUSTRIES LTD. (the “Company”), a corporation organized and existing under the laws of the Country of Israel.

W I T N E S S E T H:

     WHEREAS, the Company maintains the 1999 Stock Incentive Plan of Taro Pharmaceutical Industries Ltd. (the “Plan”), which was adopted by the Board of Directors of the Company on March 10, 1999, and approved be the stockholders of the Company on July 20, 1999.

     WHEREAS, the Company desires to amend the Plan to increase the maximum number of shares which may be issued as stock incentives under the Plan.

     WHEREAS, the Company’s shareholders, at the Annual General Meeting held on June 27, 2002, approved an increase of 500,000 of the Company’s Ordinary Shares to the maximum number of shares which may be issued as stock incentives under the Plan.

     NOW, THEREFORE, the Plan is hereby amended, effective as of May 30, 2002, by deleting from paragraph 2 the number “800,000” and substituting therefore “2,100,000”.

     Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this First Amendment.

     IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed, effective as of the day and year first above written.

TARO PHARMACEUTICAL INDUSTRIES LTD.

By: /s/ Kevin Connelly

Title: Senior Vice President & Chief Financial Officer